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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
MacDermid, Incorporated

We consent to incorporation by reference in the Registration Statement dated October 15, 1999 on Form S-8 of MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan of our report dated June 22, 2001, relating to the statements of net assets available for plan benefits of the MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan as of March 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended and the supplemental schedule, which report appears in the March 31, 2001 annual report on Form 11-K of MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan.

                                         /s/ KPMG LLP

October 12, 2001